EXHIBIT 99.1

April 6, 2005

Charles Yulish (301) 564-3391
Elizabeth Stuckle (301) 564-3399

USEC Reports on American Centrifuge Developments
–USEC Meets Manufacturing Milestone–
–Ron Green to Leave USEC to Lead Energy Company–
–Phil Sewell to Lead American Centrifuge Program–

Bethesda, MD – USEC Inc. (NYSE: USU) announced today that it has begun manufacturing centrifuge machine components for use in the American Centrifuge Demonstration Facility in Piketon, Ohio. The achievement is the ninth of 15 schedule milestones in USEC’s agreement with the U.S. Department of Energy (DOE) to demonstrate and deploy next-generation uranium enrichment technology.

Also, Ronald F. Green, senior vice president responsible for the American Centrifuge program since 2003, announced today that he will leave the Company to become chairman of an energy technology company. USEC has appointed Senior Vice President Philip G. Sewell to lead its American Centrifuge program, and he will report directly to the CEO.

USEC’s team and its contractors, Honeywell, Boeing and Alliant Techsystems, have begun manufacturing American Centrifuge components in Oak Ridge, Tennessee. “Later this year, initial centrifuges will be linked to form the Lead Cascade to demonstrate their ability to produce enriched uranium,” said USEC Chairman and CEO James R. Mellor.

“I am proud of the record we have established in this program,” said Green. “Reaching this milestone and entering the manufacturing phase of the program provides an appropriate time for me to take advantage of this excellent career opportunity. I’m confident in the ultimate success of the American Centrifuge program, and Phil is the right person to lead that effort.”

Mellor said, “We thank Ron for his many significant contributions to the American Centrifuge program. His experience on the original DOE centrifuge program and with large-scale energy development projects were instrumental in establishing a blueprint for the program’s success. We wish him well.

“Phil brings a wealth of experience in uranium enrichment technology to our program. His knowledge and leadership will be invaluable and will assure program continuity as we move toward operation of the demonstration facility. Phil will take command of a strong team of centrifuge technology experts. With this leadership change, we don’t expect the program to miss a beat.”

Sewell is currently responsible for USEC’s Megatons to Megawatts program and international trade issues. He played a leading role in evaluating global uranium enrichment technologies and selecting American Centrifuge. An engineer by training, Sewell held positions of increasing responsibility in DOE’s uranium enrichment program from 1975 to 1993. Prior to joining USEC, Sewell served as Deputy Assistant Secretary at DOE where he was responsible for management of the government’s uranium enrichment activities.

USEC’s American Centrifuge is anticipated to be the world’s most efficient uranium enrichment technology. It is based on proven centrifuge technology originally developed by DOE, with expected improvements in efficiency through the use of modern materials, control systems and manufacturing processes. The American Centrifuge Demonstration Facility is expected to reflect USEC’s improvements to the technology and yield cost, schedule and performance data before USEC begins construction of the full-scale American Centrifuge Plant.

USEC is in the process of demonstrating its next-generation American Centrifuge uranium enrichment technology, and the Company expects to begin operating the demonstration facility in late 2005. As NRC licensing progresses and milestones under the DOE-USEC Agreement are reached, the Company expects to begin construction of the American Centrifuge Plant in 2007, reaching an annual production capacity of 3.5 million SWU by 2010.

This news release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainty, including certain assumptions regarding the future performance of USEC. Actual results and trends may differ materially depending upon a variety of factors, which are described in USEC’s periodic filings with the Securities and Exchange Commission. These SEC filings are available on USEC’s website, www.usec.com.

USEC Inc., a global energy company, is the world’s leading supplier of enriched uranium fuel for commercial nuclear power plants.